Exhibit 99.1

For Immediate Release

AMERICA’S CAR-MART REPORTS THIRD QUARTER EARNINGS OF $.28 PER SHARE ON
REVENUE INCREASE OF 19.9% AND SAME STORE REVENUE GROWTH OF 18.7%

Bentonville, Arkansas (March 4, 2008) – America’s Car-Mart, Inc. (NASDAQ NMS: CRMT) today announced its operating results for the third fiscal quarter ended January 31, 2008.

Highlights of third quarter operating results:

o	Net income of $3.4 million or $.28 per diluted share vs. a net loss of $50,000, or ($.00) per diluted share for the third fiscal quarter of 2007
o	Overall revenue growth of 19.9% with same store revenue growth of 18.7%
o	Retail unit sales increase of 17.1%
o	Collections as a percentage of average finance receivables of 16.6% compared to 16.2% for prior year
o	Provision for credit losses of 23.4% of sales vs. 30.6% for the third fiscal quarter of 2007
o	Accounts over 30 days past due down to 3.7% at January 31, 2008 (historical average for end of 3rd quarter has been approximately 4.5%)
o	Finance receivables increase of $7.9 million or 4.2% for the quarter to $198 million
o	Debt to equity of 30.7% and debt to finance receivables of 20.5%

For the three months ended January 31, 2008, revenues increased 19.9% to $71.1 million compared with $59.3 million in the same period of the prior year. Income for the quarter was $3.4 million or $.28 per diluted share, versus a net loss of $50,000, or ($.00) per diluted share in the same period last year.  Included in the current quarter results is a $596,000 pre-tax non-cash charge related to stock based compensation ($.03 after tax per diluted share) and a $373,000 charge related to the closure of the Wichita, Kansas location ($.02 after tax per diluted share).  Exclusive of the above charges the Company earned $.33 per diluted share for the quarter.  The results for the prior year quarter included an $89,000 pre-tax non-cash charge for stock based compensation.  Retail unit sales were up 17.1%, with 7,031 vehicles in the current quarter, compared to 6,002 in the same period last year. Same store revenue increased 18.7% during the quarter. Finance receivables grew by $7.9 million or 4.2% to $198 million as the result of higher vehicle sales volumes and prices. The allowance for credit losses is 22% of finance receivables principal balance at January 31, 2008 and 2007.

Highlights of nine month operating results:

o	Net income of $9.0 million or $.75 per diluted share vs. $2.2 million or $.18 per diluted share for the prior year
o	Overall revenue growth of 9.4% with same store revenue growth of 7.3%
o	Retail unit sales increase of 2.6%
o	Collections as a percentage of average finance receivables of 50.4% compared to 48.2% for prior year
o	Provision for credit losses of 22.8% of sales compared to 29.9% for the prior year
o	Finance receivables increase of $19.3 million or 10.8% to $198 million

Along with our significantly improved GAAP earnings the Company has also generated strong cash flows from operations which were used to:

o	Repurchase 186,967 shares of stock (approximately 1.5%) for $2.2 million
o	Increase finance receivables by $19.3 million
o	Fund over $2 million in capital expenditures (most of which related to upgrades of existing locations)
o	Decrease total debt by $333,000

For the nine months ended January 31, 2008, revenues increased 9.4% to $198.1 million, compared with $181.0 million in the same period of the prior fiscal year. Income for the first nine months of fiscal 2008 was $9.0 million ($.75 per diluted share) compared to $2.2 million ($.18 per diluted share) for the same period in the prior year. The prior year results included a non-cash, pre-tax increase in the allowance for loan losses of $5.3 million at October 31, 2006. Retail unit sales increased 2.6% to 19,792 vehicles in the current period, compared to 19,282 vehicles in the same period last year.

“Retail unit sales were up strongly during the quarter on a store base that was not much larger than a year ago (94 to 90).  As we have previously indicated, one of our major goals this year was to increase the profitability of our current stores prior to accelerating our new dealership openings,” said William H. (“Hank”) Henderson, Chief Executive Officer of America’s Car Mart.  “We are making substantial progress towards achieving that goal, as our existing dealerships have significantly increased their sales volumes, but at the same time have adhered to our disciplined underwriting guidelines, including higher down payments at certain dealerships and shorter loan terms.  In addition, we have been able to source a good mix of quality vehicles to attract new customers and retain a high percentage of our existing customers.  The Payment Protection Plan continues to be a real winner for us and a great product for our current, new and repeat customers.  Our higher sales levels and continued improvement in credit losses (average percentage of finance receivables current was 82.3% for the quarter compared to 80% for the prior period, and net charge-offs as a percentage of average finance receivables at 6.9% compared to 9.2% for the prior period) are good indicators of our progress.”

“We saw strong sales volumes throughout the peak tax refund season, and that momentum has continued,” added Mr. Henderson.  “Even though we did a high volume of refund anticipation sales during the quarter, our down payments for the nine-month period were 6.5% compared to 5.5% last year, a significant improvement.  With this large number of deferred down payment transactions, we are expecting, and have already begun to see, increases in fourth quarter collections and further reductions in our delinquencies as our customers apply their tax refunds to their deferred down payments and outstanding balances.  Also, we expect the Economic Stimulus Act of 2008 to provide our current and potential new customers with additional funds beginning in early May which should have a positive effect on our sales volumes and collections.  We continue to focus on economic profit at the unit and dealership level, and we expect our positive results will continue.”

“We are extremely proud of our strong cash flows from operations and our strong balance sheet,” said T. J. (“Skip”) Falgout, III, Chairman of the Board of America’s Car Mart.  “While staying focused on our basic business model, we have strategically improved the structure of our financing transactions; and, as a result, during the nine-month period, we have grown finance receivables by over $19 million, repurchased $2.2 million of stock (186,967 shares, all during the third quarter), had over $2 million in capital expenditures and, at the same time, have seen our debt levels decrease during the year.  We will continue to take steps to increase our cash flows from operations and further strengthen our balance sheet at a time when so many of our competitors are experiencing difficulties in today’s credit environment.”

Conference Call

Management will be holding a conference call on Tuesday, March 4, 2008 at 11:00 a.m. Eastern time to discuss third quarter results.  A live audio of the conference call will be accessible to the public by calling (800) 309-9490.  International callers dial (706) 634-0104.  Callers should dial in approximately 10 minutes before the call begins.

A conference call replay will be available one hour following the call for seven days and can be accessed by calling (800) 642-1687 (domestic) or (706) 645-9291 (international), conference call ID #25372956.

About America's Car-Mart

America’s Car-Mart operates 94 automotive dealerships in eight states and is the largest publicly held automotive retailer in the United States focused exclusively on the “Buy Here/Pay Here” segment of the used car market.  The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information on America’s Car-Mart, please visit our website at www.car-mart.com.

Included herein are forward-looking statements, including statements with respect to projected revenues and earnings per share amounts. Such forward-looking statements are based upon management’s current knowledge and assumptions. There are many factors that affect management’s view about future revenues and earnings. These factors involve risks and uncertainties that could cause actual results to differ materially from management’s present view. These factors include, without limitation, assumptions relating to unit sales, average selling prices, credit losses, gross margins, operating expenses, collection results, operational initiatives underway and economic conditions, and other risk factors described under “Forward-Looking Statements” of Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2007 and its current and quarterly reports filed with or furnished to the Securities and Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake any obligation to update forward-looking statements.

____________________________
Contacts:	T. J. (“Skip”) Falgout, III, Chairman at (972) 717-3423
Jeffrey A. Williams, CFO at (479) 418-8021

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended		2008	Three Months Ended
	January 31,		vs.	January 31,
	2008	2007	2007	2008	2007
Operating Data:
Retail units sold	7,031	6,002	17.1%
Average number of stores in operation	94.0	90.0	4.4
Average retail units sold per store per month	24.9	22.2	12.2
Average retail sales price	$8,801	$8,293	6.1
Same store revenue growth	18.7%	-5.3%
Net charge-offs as a percent of average Finance Receivables	6.9%	9.2%
Collections as a percent of average Finance Receivables	16.6%	16.2%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	82.3%	80.0%
Average down-payment percentage	5.2%	5.2%

Period End Data:
Stores open	94	91	3.3%
Accounts over 30 days past due	3.7%	3.8%
Finance Receivables, gross	$197,848	$185,144	6.9%

Operating Statement:
Revenues:
Sales	$64,877	$53,376	21.5%	100.0%	100.0%
Interest income	6,262	5,932	5.6	9.7	11.1
Total	71,139	59,308	19.9	109.7	111.1

Costs and expenses:
Cost of sales	36,874	31,289	17.8	56.8	58.6
Selling, general and administrative	12,443	10,489	18.6	19.2	19.7
Provision for credit losses	15,197	16,342	(7.0)	23.4	30.6
Interest expense	760	1,027	(26.0)	1.2	1.9
Depreciation and amortization	296	254	16.5	0.5	0.5
Loss on Lot Closure	373	-		0.6	-
Total	65,943	59,401	11.0	101.6	111.3

Income (loss) before taxes	5,196	(93)		8.0	(0.2)

Provision (benefit) for income taxes	1,818	(43)		2.8	(0.1)

Net income (loss)	$3,378	$(50)		5.2	(0.1)

Earnings (loss) per share:
Basic	$0.29	$(0.00)
Diluted	$0.28	$(0.00)

Weighted average number of shares outstanding:
Basic	11,850,841	11,852,875
Diluted	11,921,694	11,852,875

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Nine Months Ended		2008	Nine Months Ended
	January 31,		vs.	January 31,
	2008	2007	2007	2008	2007
Operating Data:
Retail units sold	19,792	19,282	2.6%
Average number of stores in operation	93.0	89.0	4.5
Average retail units sold per store per month	23.6	24.1	(2.1)
Average retail sales price	$8,578	$8,046	6.6
Same store revenue growth	7.3%	-0.5%
Net charge-offs as a percent of average Finance Receivables	20.1%	23.1%
Collections as a percent of average Finance Receivables	50.4%	48.2%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	82.4%	78.7%
Average down-payment percentage	6.5%	5.5%

Period End Data:
Stores open	94	91	3.3%
Accounts over 30 days past due	3.7%	3.8%
Finance Receivables, gross	$197,848	$185,144	6.9%

Operating Statement:
Revenues:
Sales	$179,968	$163,383	10.2%	100.0%	100.0%
Interest income	18,121	17,655	2.6	10.1	10.8
Total	198,089	181,038	9.4	110.1	110.8

Costs and expenses:
Cost of sales	104,440	93,765	11.4	58.0	57.4
Selling, general and administrative	35,268	31,405	12.3	19.6	19.2
Provision for credit losses	40,948	48,846 (a)	(16.2)	22.8	29.9
Interest expense	2,390	2,855	(16.3)	1.3	1.7
Depreciation and amortization	848	725	17.0	0.5	0.4
Loss on Lot Closure	373			0.2
Total	184,267	177,596	3.8	102.4	108.7

Income before taxes	13,822	3,442		7.7	2.1

Provision for income taxes	4,837	1,265		2.7	0.8

Net income	$8,985	$2,177		5.0	1.3

Earnings per share:
Basic	$0.76	$0.18
Diluted	$0.75	$0.18

Weighted average number of shares outstanding:
Basic	11,868,310	11,849,257
Diluted	11,950,353	11,958,615

(a) The fiscal 2007 amount includes a non-cash charge of $5,271,000 related to an increase in the allowance for credit losses to 22% from 19.2% at October 31, 2006.

America's Car-Mart, Inc.
Consolidated Balance Sheets and Other Data

	January 31,		April 30,
	2008		2007

Cash and cash equivalents	$183		$257
Finance receivables, net	$155,191		$139,194
Total assets	$195,140		$173,598
Total debt	$40,496		$40,829
Stockholders' equity	$131,875		$123,728
Shares outstanding	11,752,993		11,874,708

Finance receivables:
Principal balance	$197,848		$178,519
Deferred Revenue - Payment Protection Plan	$(4,114)		$-
Allowance for credit losses	(42,657)		(39,325)

Finance receivables, net of allowance and deferred revenue	$151,077		$139,194

Allowance as % of principal balance	22.02%	(a)	22.03%	(a)

(a) Represents the weighted average for Finance Receivables generated by the Company (at 22.0%) and purchased Finance Receivables.

Changes in allowance for credit losses:
	Nine Months
	Ended January 31,
	2008	2007
Balance at beginning of period	$39,325	$35,864
Provision for credit losses	40,948	48,846
Charge-offs, net of collateral recovered	(37,391)	(43,804)
Allowance related to purchased/sold accounts	(225)	204

Balance at end of year	$42,657	$41,110